REAL ESTATE INFORMATION NETWORK INC.
STANDARD NEW CONSTRUCTION
RESIDENTIAL PURCHASE AGREEMENT

REIN Real Estate Information Network Inc. EQUAL HOUSING OPPORTUNITY

This Agreement ("Agreement") is made this 3/11/2025 (date) by and among Arrived Holdings Inc. and or Assigns ("Buyer"), and NEW CASTLE BUILDING CORPORATION ("Seller"), Trowbridge Realty Corporation DBA Marketplace Homes ("Selling Firm") Non MLS (MLS Office No.) and The Real Estate Group ("Listing Firm") 9100 (MLS Office No.).

1. **AGREEMENT TO SELL PROPERTY**: For and in consideration of the payment of the Deposit to Escrow Agent, receipt of which is acknowledged, Buyer agrees to buy and Seller agrees to sell all that certain piece, parcel or lot of land described as follows: The Property is situated in Portsmouth VA (City / State), and identified as Model Type ________ Model Name ________ Lot ________, Street Address 1518 Charleston Avenue Legal Description LT 9 10 PT 11 BLK 15 CHARLESTON ________.

2. **DEPOSIT**: The deposit (the "Deposit") shall be in the amount of Five Thousand and 00/100 Dollars ($5,000.00) and paid by ☐ personal check, ☐ federal wire transfer, ☐ certified bank check, ☐ Automated Clearing House (ACH), or ☐ other ________ and held by ☒ Blueprint Title ("Escrow Agent") or ☐ Seller (mark as applicable). The Deposit shall apply as a credit to Buyer at settlement.

Subject to paragraph 5.B below, Buyer ☐ has paid the Deposit to the Escrow Agent or ☒ will pay the Deposit to the Escrow Agent within two (2) business days of the "Ratification Date" (as defined in Paragraph 5 below).

If Buyer fails to pay the Deposit set forth above or if any check or other funds paid by Buyer are dishonored, Escrow Agent or Seller, as the case may be, shall promptly provide written notice of such to Buyer and Seller. In such case, Buyer shall be in breach of this Agreement and Seller may, at Seller's option, terminate this Agreement by written notice to Buyer in which event neither Buyer or Seller shall have any further liability to the other.

3. **PURCHASE PRICE**: The Purchase Price ("Purchase Price") the Property is as follows: Three Hundred Ninety-Three Thousand ($393,000.00 Dollars) ("Purchase Price") and shall be paid as follows:
$________ Down payment by cashier's or certified check or wire transfer to the settlement agent due at settlement;
$________ by N/A loan to be obtained by Buyer; and
$393,000.00 other financing terms if applicable: Cash ________.

VA Funding Fee, FHA MIP or Conventional PMI to be financed as applicable. If private party financing, then the appropriate addendum is attached and shall become a part of this Agreement.

PURCHASE PRICE shall include:

A. The standard features and options listed below or shown on a separate addendum or exhibit.

☐ Addendum and/or exhibit attached.

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ONLY APPLICABLE IF PROPERTY IS A NEW CONSTRUCTION CONDOMINIUM
UNTIL DELIVERY TO BUYER OF A CURRENT PUBLIC OFFERING STATEMENT FOR THE CONDOMINIUM, THIS ENTIRE AGREEMENT SHALL CONSTITUTE A NONBINDING RESERVATION AGREEMENT ONLY AND CREATES NO OBLIGATION ON THE PART OF BUYER AND IS SUBJECT TO CANCELLATION WITHOUT PENALTY BY BUYER IN BUYER'S SOLE DISCRETION IN ACCORDANCE WITH PARAGRAPH 13 A. 2.

This Purchase Agreement was fully ratified by Buyer and Seller as of:

03/12/25 (RATIFICATION DATE)

SIGNATURE: Wayne L. Russell 03/12/25

☒ LISTING AGENT OR ☐ SELLING AGENT

Initials: Buyer JT / ________ Seller RH / ________

B. Any upgraded optional selections shall be shown on the attached addendum or exhibit, if applicable:

☐ Addendum and/or exhibit attached. The Property together with additional options as may be specified shall be built substantially in accordance with plans and specifications which ☐ **ARE** / ☒ **ARE NOT** attached and are on file in the office of Seller, and/or the Veterans Administration, Federal Housing Administration, and the appropriate municipality.

Subsequent changes will be handled as stated in Paragraph 16 of this Agreement.

4. VA / FHA / CONVENTIONAL FINANCING OR CASH CONTINGENCY: If noted below, Buyer's obligations under this Agreement are conditioned upon the applicable financing contingency: (**Check A, B, or C, if applicable**).

A. ☐ **HUD/FHA or VA FINANCING**:

(i). It is expressly agreed that notwithstanding any other provisions of this Agreement, Buyer shall not be obligated to complete the purchase of the Property described herein or to incur any penalty by forfeiture of earnest money deposits or otherwise unless Buyer has been given in accordance with HUD/FHA or VA requirements a written statement issued by the Federal Housing Commissioner, Department of Veterans Affairs, or a Direct Endorsement Lender setting forth the appraised value of the Property (excluding closing costs) as not less than the Purchase Price $__________________. Buyer shall have the privilege and option of proceeding with consummation of this Agreement without regard to the amount of the appraised valuation **by giving Seller written notice thereof within three (3) days after receipt of notification of the appraised value. THE APPRAISED VALUATION IS ARRIVED AT TO DETERMINE THE MAXIMUM MORTGAGE THE DEPARTMENT OF HOUSING AND URBAN DEVELOPMENT/DEPARTMENT OF VETERANS AFFAIRS WILL INSURE. HUD/DEPARTMENT OF VETERAN AFFAIRS DOES NOT WARRANT THE VALUE OR THE CONDITION OF THE PROPERTY. BUYER SHOULD SATISFY HIMSELF/HERSELF THAT THE PRICE AND CONDITION OF THE PROPERTY ARE ACCEPTABLE.**

(ii). If Buyer is obtaining VA financing and elects to complete the purchase at a price in excess of the appraised value as established by the Department of Veterans Affairs (the "Department"), Buyer will disclose the source of such funds to the Department and pay the excess amount from such source. Such funds will not be borrowed funds unless approved by the Department

(iii). If Buyer is obtaining FHA financing, the parties acknowledge that the loan amount may be approximate because financed acquisition costs cannot be determined until settlement.

B. ☐ **CONVENTIONAL FINANCING**: It is expressly agreed that, notwithstanding any other provisions of this Agreement, Buyer shall not incur any penalty by forfeiture of the Deposit or otherwise be obligated to complete the purchase of the Property if the Purchase Price exceeds the final determination of appraised value established by the appraiser ("Appraised Value") and Seller does not agree to reduce the Purchase Price to the Appraised Value. Buyer shall have the privilege and option of proceeding to settlement without regard to the Appraised Value. In the event the Purchase Price exceeds the Appraised Value and Seller or Listing Firm notifies Buyer or Selling Firm that Seller agrees to reduce the Purchase Price to the Appraised Value, then this Agreement will remain in force and settlement shall occur as specified in paragraph 6 of this Agreement.

C. ☒ **CASH:** Buyer ☐ **DOES** / ☒ **DOES NOT** wish to order an appraisal. If Buyer wishes to order an appraisal, the appraisal must be paid for and ordered within seven (7) days after ratification of this Agreement or the appraisal contingency shall be waived by Buyer. Notwithstanding any other provisions of this Agreement, Buyer reserves all rights outlined in the following paragraph in the event the Appraised Value is less than the Purchase Price.

APPRAISED VALUE: With respect to paragraph 4B and 4C above, if, for any reason, the Appraised Value is less than the agreed upon Purchase Price, Buyer shall have three (3) days from receipt and notification of the Appraised Value to Seller to either (a) agree in writing to proceeding to settlement without regard to the Appraised Value, or (b) negotiate with Seller to find an acceptable agreement. If after three (3) days Buyer has not agreed to proceed to settlement regardless of Appraised Value, Seller has not agreed to reduce the Purchase Price to the Appraised Value, or an alternate acceptable to both Buyer and Seller has not been agreed to in writing, then either Buyer or Seller may terminate this Agreement. If terminated, Buyer and Seller shall execute a Release with full refund of the Deposit to Buyer.

5. RATIFICATION/DEPOSIT:

A. For purposes of this Agreement, ratification ("Ratification") shall mean the date ("Ratification Date") of communication of final written acceptance by Buyer and Seller of all the terms of this Agreement, not the date of removal or expiration of any contingencies.

B. Buyer shall deliver the Deposit to Escrow Agent or Seller, as applicable, and (i) Seller shall use such funds as provided in (i) below or (ii) Escrow Agent shall place the Deposit in escrow until Settlement or termination as provided in (ii) below, subject to the terms of this Agreement and as more particularly set forth below (mark as applicable):

☐ (i) In the event Seller holds the Deposit, Buyer acknowledges and understands that Seller may place, after ratification, the Deposit in Seller's operating account. Seller shall have the right to use such funds in accordance with Seller's standard

practice and the Deposit shall not bear interest. Seller shall refund the Deposit to Buyer within five (5) days of Buyer's written notice to Seller that Buyer is terminating this Agreement in accordance with its terms in the event any of the contingencies set forth in this Agreement are not satisfied or if Seller defaults under the terms and conditions of this Agreement.

☒ (ii) Unless otherwise agreed in writing by Buyer and Seller, if the Deposit is received by Escrow Agent prior to the Ratification Date, the Escrow Agent shall place the Deposit in an escrow account by the end of the fifth (5th) business banking day following the Ratification Date. If the Deposit is received by the Escrow Agent after the Ratification Date, the Escrow Agent shall place the Deposit in an escrow account by the end of the fifth (5th) business banking day following Escrow Agent's receipt of the Deposit. The Deposit shall remain in escrow until settlement or termination. If Escrow Agent is the Listing Firm or Selling Firm, the Deposit shall be held and applied in conformity to the Regulations of the Virginia Real Estate Board. Escrow Agent may place the Deposit in an interest bearing account. All interest, if any, which accrues with respect to the Deposit, shall become the sole and exclusive property of Escrow Agent. Buyer and Seller waive any and all right or entitlement to such interest. If Listing Firm or Selling Firm receive the Deposit and are not acting as the Escrow Agent, such firm shall ensure that the Deposit is delivered to the Escrow Agent in accordance with the time period set forth in paragraph 2, unless otherwise agreed to in writing. Escrow Agent shall hold the Deposit in escrow until (i) the Deposit is credited toward the Purchase Price at settlement; (ii) a court of competent jurisdiction orders disbursement of the Deposit; (iii) Buyer and Seller have agreed in writing as to the disposition of the Deposit; or (iv) the Deposit is disposed of in any other manner authorized by the Virginia Real Estate Board. If the Property is foreclosed upon while this Agreement is pending the terms of Section 54.1-2108.1 of the Code of Virginia shall apply to the disbursement of the Deposit. Foreclosure shall be considered a termination of this Agreement, and, absent any default by Buyer, the Deposit shall be disbursed to Buyer.

At the option of the broker, written notice may be sent by the broker that release of such funds shall be made unless a written protest is received from the principal who is not receiving the funds by such broker within 15 days of the date of such notice. Notice of disbursement shall be given to the parties to the transaction in accordance with the Agreement.

6. CONSTRUCTION / SETTLEMENT:

A. CONSTRUCTION: Construction will begin on or about **UNDER CONSTRUCTION** and will be completed on or about **MARCH 16, 2025**; Buyer is aware that delays caused by events beyond the control of Seller such as: work stoppages, municipal approvals and permits, strikes, lockouts, weather, availability of labor, materials, craftsmen, acts of God, terrorism, everything unanticipated and unforeseen and anything of occurrence not within the contemplation of the parties at time of ratification are not included in the calculation of time estimates. Delays caused by such events do not constitute abandonment or constitute a default on Seller's part.

B. Choice of Settlement Agent: Chapter 10 (§55.1-1000 et seq.) of Title 55.1 of the Code of Virginia provides that the Buyer has the right to select the settlement agent to handle the closing of this transaction. The settlement agent's role in closing this transaction involves the coordination of numerous administrative and clerical functions relating to the collection of documents and the collection and disbursement of funds required to carry out the terms of the contract between the parties. If part of the purchase price is financed, the lender for the Buyer will instruct the settlement agent as to the signing and recording of loan documents and the disbursement of loan proceeds. No settlement agent can provide legal advice to any party to the transaction except a settlement agent who is engaged in the private practice of law in Virginia and who has been retained or engaged by a party to the transaction for the purpose of providing legal services to that party.

Variation by agreement: The provisions of Chapter 10 (§ 55.1-1000 et seq.) of Title 55.1 of the Code of Virginia may not be varied by agreement, and rights conferred by this chapter may not be waived. The Seller may not require the use of a particular settlement agent as a condition of the sale of the Property.

Escrow, closing, and settlement service guidelines: The Virginia State Bar issues guidelines to help settlement agents avoid and prevent the unauthorized practice of law in connection with furnishing escrow, settlement or closing services. As a party to a real estate transaction, the Buyer is entitled to receive a copy of these guidelines from the settlement agent, upon request, in accordance with the provisions of Chapter 10 (§ 55.1-1000 et seq.) of Title 55.1 of the Code of Virginia.

C. SETTLEMENT: Settlement ("Settlement") under this agreement to be on or about April 16th 2025 or within five (5) days after notification by Seller that the Property has been "completed" or within five (5) days after the loan has been approved, whichever occurs last ("Settlement Date"). The Property is considered "completed" when the certificate of occupancy (CO) is issued. In the event any upgrades are not completed or there are unfinished exterior or landscaping work which have been delayed, Buyer agrees to sign the necessary waiver in order to proceed with Settlement provided a mutual agreement is made for completion of such work. Buyer and Seller agree to provide in a prompt manner such documentation as lender may require to process and complete the specified financing. Buyer shall be entitled to possession of the Property at Settlement unless otherwise agreed to in writing. At Settlement, Seller shall deliver (i) the deed, (ii) a mechanic's lien affidavit acceptable to Buyer's title insurance company as to parties in possession and mechanic's liens, and such certificates or agreements as may be required by state and federal authorities for tax and residency purposes. Seller and Purchaser agree to release and hold harmless Listing Firm, Selling Firm, the officers, directors and employees, and any real estate broker or salesperson employed by or affiliated with the Listing Firm or Selling Firm from any delay or expense caused by such delay in Settlement due to regulatory or legal requirements.

Initials: Buyer JT / Seller RH /

Buyer and Seller each authorize their respective attorneys, lenders and/or the settlement agent, to furnish prior to the Settlement Date to all parties including, Listing Firm and Selling Firm, complete copies of the draft and final closing disclosure/settlement statement for the sale of the Property, including the HUD-1 settlement statement, the TILA-RESPA settlement statement, the ALTA settlement statement combined, the Seller Closing Disclosure (Seller's CD) and/or the Buyer's Closing Disclosure (Buyer's CD).

D. **SETTLEMENT AGENT**: It is agreed by all parties that **MAIL AWAY CLOSING**, as settlement agent, shall complete the required Buyer's documentation for the lender, shall record as necessary such documentation, and otherwise be responsible for settlement. Settlement shall occur in the settlement agent's office or such office as the parties hereto may subsequently agree upon. **Buyer may retain an attorney to represent Buyer's interest ("Buyer's Attorney") and shall be responsible for fees and costs incurred by Buyer's Attorney.**

E. **BUYER / SELLER AUTHORIZATIONS**: Buyer and Seller each authorize their respective attorneys, and/or the settlement agent, to furnish to Listing Firm and Selling Firm, copies of the draft and final, true and complete Settlement Statement in connection with this transaction.

F. **FAILURE TO SETTLE OR TAKE POSSESSION**: Should Buyer fail to settle on Settlement Date given by Listing Firm, then Buyer shall pay to Seller a charge of $**0.00** per day ("Per Diem") from the scheduled Settlement Date until actual Settlement. The Per Diem shall be paid and collected at Settlement. If Buyer fails to settle on Settlement Date after Settlement has been scheduled and settlement documents have been prepared, Buyer shall pay a reprocessing fee of $**0.00** to the settlement agent.

G. **PRORATIONS AS OF SETTLEMENT DATE**: All taxes, insurance, upkeep, water, rent, and other charges on said Property shall be prorated as of Settlement Date. Buyer understands that taxes may be based upon estimated assessment at the time of Settlement and may be subject to change. Buyer agrees to execute, at Settlement, all documents required by VA, FHA, Conventional and/or the lending agency. Seller shall pay any and all roll back taxes, if any.

7. DEED AND TITLE:

A. Except as expressly provided in writing, representations and warranties made by Seller herein and all other provisions of this Agreement shall be deemed merged into the deed delivered at Settlement and shall not survive Settlement, unless otherwise provided herein. Seller shall convey marketable and insurable title to the Property by general warranty deed, unless otherwise specified below, subject to any easements, covenants and restrictions of record, which do not adversely affect the use of the Property for residential purposes. Title to the Property shall be conveyed (i) free and clear of all liens, tenancies and encumbrances of every kind except those stated herein, and (ii) with marketable and insurable access to a publicly dedicated road. ____
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B. **Buyer will be required to purchase a lenders title insurance policy if the Buyer is obtaining a loan secured by the Property. Buyer may, at Buyer's expense, purchase an owner's title insurance policy which insures Buyer's title to the Property, subject to the terms of such policy. The coverage afforded by such title insurance would be governed by the terms of the policy and any exceptions to the policy, and the premium for obtaining such title insurance coverage will be determined by its coverage and the title insurer. Buyer may purchase either "standard" or "enhanced" coverage which coverages have differing rates. Buyer authorizes Buyer's lender(s), if any, to include a quote for a premium for an owner's title insurance policy in the Loan Estimate based on enhanced coverage. Buyer understands that nothing in this Purchase Agreement obligates Buyer to obtain any owner's title insurance coverage at any time, including at Closing, and that the availability of enhanced coverage is subject to underwriting criteria of the title insurer. Buyer should consult Buyer's attorney with respect to obtaining owner's title insurance.**

8. LOAN APPLICATION / LOAN APPROVAL / INTENT TO OCCUPY:

A. **LOAN APPLICATION**:

(i). Buyer shall, within seven (7) days of ratification of this Agreement, apply for the specified financing through a lender and order and pay for a credit report, authorize appraisal or other requirements of such lender. Unless otherwise indicated below, within seven (7) days of ratification of this Agreement, Buyer shall apply for the specific financing from **N/A** (Name of Lender) and authorize and pay for a credit report, appraisal or other requirements of such lender. **Should Buyer wish to change lenders, Buyer must obtain written permission from the Seller.** If Buyer does not comply with the provisions of the previous sentence, Seller shall have the right to terminate this Agreement. Buyer shall, promptly, diligently and in good faith, undertake each and every action necessary to obtain such financing. If such loan or approval is not obtainable, through no fault of Buyer, for any reason, other than Buyer's failure to have available for Settlement the cash required by this Agreement (except as noted herein), all parties hereto shall execute the appropriate release agreement, be released from any further liability under this Agreement and the Deposit shall be returned to Buyer subject to the provisions of Paragraph 5. Except as otherwise provided herein, Buyer shall pay all costs associated

Initials: Buyer JT / ______ Seller RH / ______

with obtaining the loan(s). ☐ **BUYER** / ☐ **SELLER** **(Check One)** has the responsibility to lock in the interest rate and discount points with respect to such loan(s). **Buyer's failure to comply with the provisions of this Paragraph shall constitute a default of this Agreement.**

(ii). Buyer authorizes lender to keep Listing Firm and Selling Firm apprised of progress and status of loan approval, including confirmation of receipt of the appraisal. Should the appraisal indicate an appraised value less than the Purchase Price, Buyer instructs lender to deliver a copy of the appraisal, applicable portions of the appraisal or affidavit as to value to Listing Firm upon Seller's request. Should Buyer's loan be denied, Buyer authorizes lender to notify Listing Firm and Selling Firm of loan denial.

B. **LOAN APPROVAL**: Within **N/A** days of contract ratification, Buyer must obtain a written non-conditional loan approval subject only to appraisal or Seller shall have the right to terminate this Agreement unless otherwise agreed to in writing by Seller and Buyer. In the event Seller elects to terminate this Agreement: (i) the Deposit shall be refunded to Buyer; (ii) all parties shall execute the appropriate release of this Agreement; and (iii) no party to this Agreement shall have any further rights against or obligations to any other party to this Agreement. The rights and remedies set forth in this Paragraph shall be in addition to the rights and remedies specified in Paragraph 11.

C. **INTENT TO OCCUPY**: Buyer ☐ **DOES** / ☒ **DOES NOT** intend to occupy the Property as Buyer's principal residence.

9. **SETTLEMENT EXPENSES**: Except as otherwise stated below, Seller shall pay (i) all expenses of deed preparation, the grantor's tax on the deed, and all expenses, if any, for removal of title defects and (ii) those fees charged by lender for the specified financing which, by law, Buyer is not permitted to pay. Except as otherwise stated herein, all other expenses incurred by Buyer in connection with this purchase, including without limitation, title examination fees and title insurance premiums, survey costs (including elevation certificate if required by lender), insurance premiums, discount points (unless prohibited by law), prepaids, recording costs and fees of Buyer's attorney or settlement agent, shall be paid by Buyer. The amount of Seller Contributions, if any, shall be inclusive of those fees charged by lender for specified financing which by law Buyer is not permitted to pay.

SELLER TO PROVIDE A $5,000 CREDIT AT CLOSING TO THE BUYER TOWARDS CLOSING COST AND OTHER EXPENSES JT

10. **REPRESENTATIONS:**

A. **Unless otherwise specified in this Agreement, Buyer represents that neither this Agreement nor the financing is dependent or contingent on the sale, settlement, lease or refinancing of other real property.**

B. Buyer acknowledges that Seller is relying upon all of Buyer's representations, including, without limitation, the accuracy of the financial information given by Buyer to Seller, Selling Firm or Listing Firm. If Buyer makes any deliberate misrepresentation or material omission which results in Buyer's inability to obtain approved financing then Buyer shall be deemed to be in default. Except as provided in Paragraph 8B, Buyer shall notify Seller, Listing Firm and Selling Firm in writing within three (3) days of Buyer's actual notice of the occurrence of any material adverse change in Buyer's financial condition which prevents Buyer from obtaining the specified financing under this Agreement. Buyer's failure to give notice of the material adverse change required above shall constitute a default under the terms of this Agreement. Within three (3) days of receipt of written notice of the material adverse change from Buyer, Seller shall notify Buyer in writing of Seller's election to: (i) proceed to closing based upon a modification to this Agreement acceptable to Seller and Buyer; (ii) require that Buyer deliver an acceptable First Right of Refusal Agreement; or (iii) terminate this Agreement. The rights and remedies set forth in this Paragraph shall be in addition to the rights and remedies specified in Paragraph 11.

C. Except as specified below in this Section 10(C), Seller represents and warrants that Seller is (i) either a U.S. citizen or (ii) a resident alien within the meaning of the "Foreign Investment in Real Property Tax Act" (FIRPTA) under the Internal Revenue Code and is therefore exempt from any tax withholding requirements of FIRPTA. Buyer understands that if the Seller is (i) not an U.S. Citizen or (ii) is not a resident alien within the meaning of the FIRPTA requirements, Buyer may be responsible for collecting and filing any Seller tax withholding found under FIRPTA requirements. Legal counsel should be consulted.

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11. **DEFAULT**: Subject to the provisions of Paragraph 28 below, if either party defaults under this Agreement, the nondefaulting party may pursue, in such party's discretion, all remedies available to the nondefaulting party at law or in equity. In the event of such default, party holding the deposit shall pay the Deposit to the nondefaulting party in accordance with Paragraph 5 and such nondefaulting party shall have the right to pursue such other rights and remedies against the defaulting party as such nondefaulting party may have, both legal and equitable. All of the rights and remedies hereunder are cumulative. Additionally, the defaulting party shall be liable for the brokerage fee due Listing Firm and Selling Firm and for other expenses, including reasonable attorney's fees, incurred by Listing Firm, Selling Firm, and/or the nondefaulting party in connection with this transaction or the enforcement of this Agreement as if the transactions contemplated hereunder had closed (which may include brokerage fees

not disclosed as a part of this Agreement and payable to Listing Firm and/or Selling Firm pursuant to separate agreements with Buyer and/or Seller, of which the defaulting party may not be aware) and any costs and expenses, including reasonable attorney's fees, incurred by Listing Firm and/or Selling Firm in connection with the collection of such brokerage fees; Listing Firm and Selling Firm are intended beneficiaries of the defaulting party's obligations hereunder to pay such brokerage fees.

12. FIRE AND HAZARD INSURANCE: Homeowner's Insurance (Fire and Hazard) may be required by the lender. Buyer may obtain such insurance from an agent of Buyer's choosing with coverage meeting the lender's requirements and naming lender as "mortgagee."

13. CONTINGENCIES: This Agreement shall be contingent upon the following conditions and those noted in the attached contingency addendum/addenda, if any:

A. CONDOMINIUM: Buyer and Seller acknowledge that the Property (check as applicable):

(i). ☒ **IS NOT** in a community subject to the Virginia Condominium Act (the "Condo Act").

(ii). ☐ **WILL BE** in a community subject to the Condo Act.

(1) UNTIL DELIVERY TO BUYER OF A CURRENT PUBLIC OFFERING STATEMENT FOR THE CONDOMINIUM, THIS ENTIRE AGREEMENT SHALL CONSTITUTE A NONBINDING RESERVATION AGREEMENT ONLY AND CREATES NO OBLIGATION ON THE PART OF BUYER AND IS SUBJECT TO CANCELLATION WITHOUT PENALTY BY BUYER IN BUYER'S SOLE DISCRETION IN ACCORDANCE WITH SECTION (2) BELOW.

(2) Upon delivery to Buyer of a current Public Offering Statement, Buyer shall be deemed to have entered into a binding purchase agreement subject to Buyer's right to cancel within five (5) days after delivery. If Buyer elects to cancel, Buyer may do so by notice thereof, hand delivered or sent by United States Mail, return receipt requested, within the five (5) day period to Seller. Such cancellation shall be without penalty, and the Deposit shall be promptly refunded in its entirety, without interest. **Buyer's rights under this Paragraph may not be waived.**

(iii). ☐ **IS** a condominium unit. The Unit Owners' Association Public Offering Statement more fully describes the parties' rights and obligations under the Virginia Condominium Act (the "Condo Act") and is incorporated by reference into this Agreement. Delivery of the current Public Offering Statement shall be acknowledged separately by the Buyer, such acknowledgement must be dated and signed by Buyer and delivered back to Seller. This Agreement is as of the date of ratification subject to cancellation, without penalty by Buyer in its sole and absolute discretion at any time prior to the expiration of five (5) days from the delivery to Buyer of a current public offering statement. Buyer may exercise its right to cancel this Agreement by either hand-delivering or mailing by United States certified or registered mail, postage prepaid, return receipt requested, or by electronic means provided that the sender retains sufficient proof of delivery, written notice to Seller, at any time prior to the expiration of the foregoing five (5) day period, in which event any deposit made by Buyer shall be promptly refunded by Escrow Agent to Buyer in its entirety without deduction. However, if this Agreement is not so canceled prior to the expiration of the five (5) day period, this Agreement shall then, without any further action by either Buyer or Seller, become and form a binding Agreement for the sale and purchase of the Property. Buyer acknowledges that by settling and closing on the purchase of the Property, Buyer shall become a member of ________ **N/A** ________ Unit Owners' Association (the "Association") and agrees to pay all regular and special assessments and dues imposed by the Association as such amounts become due. Buyer agrees and acknowledges that there is an initial capital contribution of $ ____ **0.00** ____ and the assessment is due on the first day of each calendar month and that the monthly assessment is approximately $____ **0.00** ____ per month, payable to the order of the Association. By membership in the Association, Buyer shall have the right to use and enjoy the common elements of the condominium in accordance with the documents creating the Condominium. Buyer covenants and agrees to be bound by the Declaration, the Plats and the Plans, the Bylaws, and any rules and regulations of the condominium, by any amendments thereto, and by any additional covenants, conditions and restrictions of record. **Buyer's rights under this Paragraph may not be waived.**

(iv). ☐ **IS** a condominium unit in a condominium consisting of 3 or fewer units and as such is exempt from the requirements in the Condo Act relating to a resale certificate and/or public offering statement. Prior to executing this Agreement, Buyer is advised to address all concerns relating to the Property being a condominium unit, including without limitation and by way of explanation, issues related to hazard and liability insurance, current and proposed maintenance and repairs, common expenses, restrictions and agreements contained in the documents creating the condominium and similar items.

B. PROPERTY OWNERS' ASSOCIATIONS (POA): Buyer and Seller acknowledge that the Property (check one)

1. ☒ **IS NOT** in a community subject to the Virginia Property Owners' Association Act (the "POA Act").
2. ☐ **IS** in a community which currently ☐ **HAS** /☐ **DOES NOT HAVE** mandatory monthly fees of approximately $ ____________ and is subject to the POA Act.
3. ☐ **WILL BE** in a community subject to the POA Act which ☐ **WILL HAVE** a monthly fee of

Initials: Buyer JT / ____ Seller RH / ____

$_______________ OR ☐ **DOES NOT PRESENTLY HAVE** a monthly fee however such fee may be implemented in the future.

If the Property is in a community subject to the POA Act, the Property Owners' Association Addendum, attached hereto, more fully describes the parties' rights and obligations under the POA Act. **Buyer's rights under this Paragraph may not be waived.**

C. CO-OPERATIVE: Buyer and Seller acknowledge that the Property (check one)

1. ☒ **IS NOT** in a community subject to the Virginia Real Estate Cooperative Act (the "Co-Op Act").

2. ☐ **IS** a Cooperative Unit which currently has mandatory monthly fees of approximately $___________________and is subject to the Co-Op Act and the Cooperative Interest Addendum is attached to and shall become part of this Agreement.

D. RESALE DISCLOSURE ACT: To the extent that the Property is located in a cooperative created pursuant to the Virginia Real Estate Cooperative Act (§ 55.1-2100 et seq.), or a property owners' association subject to the Property Owners' Association Act (§ 55.1-1800 et seq.) and the disposition of such Property constitute a "resale" within the meaning of the Resale Disclosure Act (§ 55.1-2307 et seq. of the Code of Virginia) and is not exempt under § 55.1-2317 of the Code of Virginia as specified below, the Resale Disclosure Act requires Seller or Seller's agent to obtain from each applicable Association, such Association's managing agent, or any third party preparing the resale certificate on behalf of such Association, a resale certificate, and to provide such resale certificate(s) to Buyer or Buyer's agent, as designated by Buyer pursuant to a separate, written addendum hereto. ☐ (Check if applicable) Seller specifies that the disposition of the Property is exempt under § 55.1-2317 as follows: ____.

The information contained in a resale certificate shall be current as of the specified date on the resale certificate. Buyer may cancel this Agreement:

(a) within 3 days (or such other period of time as may be agreed upon in paragraph 30), after the date of ratification of this Agreement, if Buyer or Buyer's agent receives a resale certificate, whether or not complete pursuant to § 55.1-2310, or is notified that a resale certificate will not be available, on or before the date of this Agreement; or

(b) within 3 days (or such other period of time as may be agreed upon in paragraph 30), after Buyer or Buyer's agent receives a resale certificate, whether or not complete pursuant to § 55.1-2310, or a notice that a resale certificate is unavailable, if delivery occurs after the date of this Agreement; or

(c) Buyer may also cancel this Agreement at any time prior to settlement if neither a resale certificate, nor a notice that the resale certificate is unavailable is delivered to Buyer or Buyer's agent.

Written notice of cancellation shall be provided to Seller or Seller's authorized agent by one of the following methods; (i) hand delivery; (ii) United States mail, postage prepaid, provided the sender retains sufficient proof of mailing, which may be either a United States postal certificate of mailing or a certificate of service prepared by the sender confirming such mailing; (iii) electronic means provided the sender retains sufficient proof of the electronic delivery, which may be an electronic receipt of delivery, a confirmation that the notice was sent by facsimile, or a certificate of service prepared by the sender confirming the electronic delivery; or (iv) overnight delivery using a commercial service or the United States Postal Service. In the event of a dispute, Buyer shall have the burden to demonstrate delivery of the notice of cancellation.

If the Property is governed by more than one Association, the timeframe for Buyer's right of cancellation shall run from the date of delivery of the last resale certificate. Such cancellation shall be without penalty, and Seller shall cause any deposit or escrowed funds to be returned promptly to Buyer, but not later than thirty days from the date of cancellation.

Seller shall provide written instructions to the Association for the delivery of the resale certificate(s) to Buyer. Buyer's right to receive the resale certificate(s) and to cancel this Agreement are waived conclusively if not exercised before settlement.

If a resale certificate was issued more than 30 days but less than 12 months before settlement, Seller or Buyer, upon proof of being the contract purchaser of the unit, may request in writing an updated resale certificate. An updated resale certificate shall be delivered to the person requesting it, or as such person may direct, in the format requested, and an updated resale certificate shall be delivered within ten (10) days after the written request. A request for an updated resale certificate does not extend the cancellation periods set forth above. Buyer's rights under this paragraph may not be waived.

E. CONTRACT OWNER:

Buyer understands and acknowledges that Seller may not be the fee simple owner of title to Property upon which the improvements are being constructed. By signing this Agreement, Seller covenants and agrees to have the fee simple title to the Property conveyed to Buyer at Settlement. Buyer shall not have any obligation to perform under the terms of this Agreement unless Seller causes to be delivered to Buyer at Settlement the fee simple title to the Property, as well as all of the improvements constructed thereon.

Initials: Buyer JT / Seller RH /

F. **OTHER CONTINGENCIES**:

THE BUYER SHALL HAVE A 14-DAY INSPECTION DUE DILIGENCE PERIOD THAT BEGINS ONCE THE HOME IS INSPECTION-READY AND THE SELLER WILL HAVE ALL UTILITIES ON.

JT

14. INSTALLATION OF STREET IMPROVEMENTS: All streets, curbs, sidewalks, street lights, parkway trees, and similar improvements included in the plans and specifications on file with the appropriate governmental agencies will be installed and paid for by builder or the developer of the development in which the Property is located. Buyer acknowledges that street improvements may or may not be complete at time of Settlement due to conditions beyond Seller's control. If these improvements are not installed prior to Settlement, Buyer agrees to complete Settlement provided that the Property is completed and ready for occupancy, the lender and the applicable governmental agencies approve the Settlement and Seller executes the appropriate VA/FHA/Conventional or other required agreements to install such improvements after Settlement without additional cost to Buyer.

15. MODEL HOME: Any model home is displayed for illustrative purposes only, and such display shall not constitute an agreement or commitment on the part of Seller to deliver the Property purchased in exact accordance with any model home. None of the items or furnishings shown in any model home site are included in this Agreement unless Seller specifically agrees in writing to deliver same as part of the Purchase Price.

16. CHANGES AND ADDITIONAL WORK REQUESTS:

A. Seller reserves the right to make any changes or substitutions as Seller deems necessary or desirable in the plans and specifications, construction, materials, fixtures and other integrals which are of substantially equal quality and utility and which meet the approval of the lender, the VA/FHA, and the appropriate local governmental authorities having jurisdiction. Options selected by Buyer and Seller shall be set forth in Paragraph 3 above or by separate addendum. Any subsequent addendum listing options shall become part of this Agreement and shall state the method of payment for the options. Seller covenants that all work to be performed shall comply with all local requirements for building permits, inspections and zoning. Seller reserves the right in its discretion to leave or remove any trees required for the completion of the improvements on the Property. Seller disclaims Seller's obligation to maintain, repair or guarantee the life of existing trees. Buyer agrees that the grade of the Property may be altered from the original grade in accordance with grading plans approved by the appropriate governmental authorities. Seller does not guarantee the germination of grass seed.

B. Any changes in the construction of the Property requested by Buyer made after **N/A** will be considered an additional work order request evidenced by a separate addendum, which shall become a part of this Agreement. This work order request may require a processing fee of $ **0.00** for each item required.

17. SELECTIONS: All selections for interior and exterior colors, unless predetermined, or other selections, which Buyer must make, must be made within **N/A** days of notification by Seller. Any upgrades, which Buyer has requested and which Seller has agreed to make, shall be paid for by Buyer at the time the upgrade is selected or as otherwise agreed to in writing. If Buyer is given the choice of selecting any finish item (i.e. carpet, cabinets, etc.), Buyer shall select an item that, if not already in stock, will be available for immediate installation. If Seller notifies Buyer that a delay will result from Buyer's selection, Buyer shall, within five days, make an alternative selection satisfactory to Seller. If Buyer does not make an alternative selection within this time period or is unwilling to correct the problem, Seller, at Seller's option, may take whatever corrective action Seller deems necessary including charging Buyer for such delay and/or making another selection. Seller does not warrant nor guarantee the exact duplication or match of any finish item or color selected by Buyer. Buyer and Selling Agent authorize Listing Agent to contact Buyer concerning the above selections as may be necessary.

18. INSULATION: Insulation characteristics: Ceiling **R-49**; Walls **R-15**; Floors **R-19**; Slab Perimeter ________. All work performed on the Property complies with current Virginia Model Energy Code requirements, if applicable.

19. ENTRY INTO PROPERTY DURING CONSTRUCTION: It is understood that neither Buyer nor Buyer's agent(s) are authorized to enter the Property prior to Settlement except with the express consent of Seller. In the event that Buyer does enter the Property prior to Settlement, Buyer agrees and understands that Buyer is doing so without permission of Seller and at Buyer's own risk. Buyer releases and agrees to indemnify and hold Seller harmless from and against any and all claims for damage(s) to Buyer's person or property and to any person or property of any person who may accompany Buyer.

20. PRE-SETTLEMENT INSPECTION: Seller shall, prior to Settlement, afford Buyer the opportunity to conduct a walk-through inspection of the Property. The majority of uncompleted items should be completed prior to move in; however, the completion of minor uncompleted deficiencies shall not be mandatory before occupancy and/or Settlement.

Initials: Buyer JT / ____ Seller RH / ____

☐ **BUYER /** ☒ **SELLER (Check One)** shall be responsible for providing all utilities required for such inspection.

21. TERMINATION OF AGREEMENT: This Agreement may be terminated by either party one (1) year from the date of this Agreement if Settlement has not occurred and neither party shall have any obligation to the other with respect to this Agreement. The monies paid hereunder by Buyer to Escrow Agent and/or Seller shall be refunded without interest.

22. DAMAGE FROM LATENT DEFECTS: It is expressly understood that Seller shall not be liable for damages to personal property resulting from latent defects not known to Seller at time of Settlement or at time of occupancy, whichever first occurred.

23. DISCLOSURES: Buyer and Seller acknowledge receipt of their REIN Consumer Disclosure Information Form and Summary Of Rights And Obligations Of Sellers And Purchasers Under The Virginia Residential Property Disclosure Act Form prior to entering into this Agreement as well as the following disclosures.

Neither Seller, Real Estate Information Network Inc. ("REIN"), Listing Firm, Selling Firm, nor their employees or agents will be held responsible for Buyer's failure to have investigated and evaluated the impact of any of the disclosures made in this Agreement on the Property, including those additional disclosures on the REIN Consumer Disclosure Information Form and Summary Of Rights And Obligations Of Sellers And Purchasers Under The Virginia Residential Property Disclosure Act Form.

A. CONFIRMATION OF BROKERAGE RELATIONSHIP: The parties confirm in connection with this transaction that Listing Firm and Selling Firm have represented the party or parties indicated below. Notwithstanding the provisions of Paragraph 26 of this Purchase Agreement relating to the payment of brokerage fees, the parties agree that one of the following may apply: **(Check appropriate box.)**

1. ☐ Listing Firm, Selling Firm, and their salesperson(s) represent Seller as their client. Buyer is a customer/unrepresented party and **has signed the Disclosure of Brokerage Relationship to Unrepresented Party form**.
2. ☒ Listing Firm and its salesperson(s) represent Seller. Selling Firm and its salesperson(s) represent Buyer.
3. ☐ Listing Firm and its salesperson(s) represent Seller. Selling Firm and its salesperson(s) represent neither Buyer nor Seller.
4. ☐ The Parties confirm that Selling Firm and its salesperson(s) represent Buyer as their client. Seller is a customer/ unrepresented party and **has signed the Brokerage Relationship to Unrepresented Party form**.
5. ☐ Listing Firm and its salesperson(s) represent both Buyer and Seller as DUAL AGENTS OR DUAL REPRESENTATIVES, by mutual agreement. **Buyer and Seller have signed the Disclosure of Dual Agency or Dual Representation in a Residential Real Estate Transaction Form attached**.
6. ☐ Listing Firm and its broker represent both Buyer and Seller as DESIGNATED AGENTS OR DESIGNATED REPRESENTATIVES, by mutual agreement. **Buyer and Seller have signed the Disclosure of Designated Agents or Representatives in a Residential Real Estate Transaction Form attached.**
7. ☐ Buyer and Seller acknowledge that no brokerage relationship exists with any agent involved in this transaction. Both Buyer and Seller are unrepresented customers.

B. AGENCY INTEREST DISCLOSURE: If a licensee knows or should have known that such licensee or member of such licensee's firm or any entity in which such licensee has an ownership interest is acquiring or attempting to acquire or is selling or leasing real property through purchase, sale, or lease and the licensee is a party to the transaction, the licensee must disclose in writing that such licensee is a licensee and that such licensee, any member of licensee's family, licensee's firm, any member of such licensee's firm or any entity in which such licensee has an ownership interest has or will have an ownership interest to the other parties of the transaction. This disclosure shall be made to the purchaser or seller upon having substantive discussions about specific real property.

N/A

C. AIRCRAFT NOISE / ACCIDENT AND NOISE CONTOUR DISTRICT DISCLOSURE: ☒ **N/A**
Aircraft noise and/or accident zones are subject to change. If the Property is located in the cities of Norfolk, Virginia Beach, Chesapeake or Hampton, Buyer and Seller hereby acknowledge that as of the date of this Agreement current maps indicate the Property is located in an Aircraft Noise Zone____________________________________ and/or Aircraft Accident Potential Zone ____(or similar designations). Noise attenuation measures for new residential construction or modifications to nonconforming structures may be required and height restrictions may have been imposed in accordance with city ordinances. **The Real Estate Transfer Disclosure for Properties Located Adjacent to Military Air Installations is attached, as required by § 55.1-704 of the Code of Virginia.**

Initials: Buyer JT / ______ Seller RH / ______

D. **WARRANTY**: The sale of a new home is subject to a limited warranty, the terms of which are set forth in §55.1-357 of the Code of Virginia of 1950, as amended. The State-mandated warranties for non-condominiums shall extend for a period of one year from settlement or possession by Buyer, whichever occurs first, except that the warranty for the foundation of the Property shall extend for a period of five (5) years from the earlier of Settlement or possession of the Buyer. The statutory warranty for condominiums shall extend for a period of two (2) years and shall cover individual units and the common areas of the condominium. Warranties shall survive Settlement. Such warranties are in addition to, and not in lieu of, any other express or implied warranties pertaining to the Property, its materials or fixtures. Buyer further acknowledges that alleged defects must be reported in writing to Seller within the warranty periods and Seller will have a six-month period to cure a defect before Buyer can pursue relief under the warranty.

Seller shall assign all manufacturer warranties to Buyer at Settlement. Unless otherwise agreed to in writing, no other warranty is provided. Buyer may wish to pursue obtaining a separate warranty.

ONE YEAR BUILDERS WARRANTY

E. **MEGAN'S LAW**: Buyer(s) should exercise whatever due diligence they deem necessary with respect to information on any sexual offenders registered under Chapter 23 (§ 19.2-387 et seq.) of Title 19.2 whether the owner proceeds under subdivision 5 of subsection B of § 55.1-703. Such information may be obtained by contacting your local police department or the Department of State Police, Central Criminal Records Exchange, at 804-674-2000 or https://www.vspsor.com/.

F. **MECHANICS LIEN**: Virginia law (§ 43-1 et seq.) permits persons who have performed labor or furnished materials for the construction, removal, repair or improvement of any building or structure to file a lien against the Property. This lien may be filed at any time after the work is commenced or the material is furnished, but not later than the earlier of (i) ninety (90) days from the last day of the month in which the lienor last performed work or furnished materials or (ii) ninety (90) days from the time the construction, removal, repair or improvement is terminated. Seller warrants that all bills related to any repairs or improvements made to the Property have been paid or will be paid by Seller from the proceeds at settlement. AN EFFECTIVE LIEN FOR WORK PERFORMED PRIOR TO THE DATE OF SETTLEMENT MAY BE FILED AFTER SETTLEMENT. LEGAL COUNSEL SHOULD BE CONSULTED.

G. **LIS PENDENS:** If the owner of a residential dwelling unit has actual knowledge of a lis pendens filed against such dwelling unit pursuant to 8.01-268, such owner shall provide to a prospective purchaser a written disclosure that so states. Such disclosure shall be provided to the purchaser on a form provided by the Real Estate Board on its website.

24. **AGREEMENT SUBORDINATE TO CONSTRUCTION LOAN**: Buyer is advised that all terms and provisions of this Agreement are and shall be subject and subordinate to the lien of any construction loan to Seller without the execution of any further legal documents by Buyer.

25. **NON-ASSIGNMENT**: This Agreement may not be assigned or recorded by Buyer without the written consent of Seller.

26. **BROKERAGE FEE: Selling Firm and Listing Firm are intended to be, and are, third party beneficiaries of this Agreement with respect to payment of the brokerage fee and are entitled to payment at Settlement as provided by separate agreement(s). Buyer and Seller each represent and warrant to each other that they dealt with no broker in connection with, nor has any broker had any part in bringing about, this transaction other than the Listing Firm and/or Selling Firm identified herein.** At closing, (i) provided that Selling Firm represents Buyer in some capacity, (A) Seller shall pay a brokerage fee due Selling Firm, if any, as follows (CHECK ONLY ONE):

- ☒ ___2___ percent of the Purchase Price; **OR**
- ☐ the sum of $________________________,

which brokerage fee is deemed earned as of the ratification of the Agreement, and (B) Buyer shall pay additional brokerage fees due Selling Firm (and not paid by Seller pursuant to the foregoing), if any, in accordance with the terms of a separate agreement between Buyer and Selling Firm, and (ii)Seller shall pay brokerage fees due Listing Firm, if any, in accordance with the terms of a separate agreement between Seller and Listing Firm. The settlement agent shall disburse the brokerage fee to Listing Firm and Selling Firm at Settlement.

Seller and Buyer shall each indemnify, defend, and hold harmless the other from and against any claim of any broker or other person for any brokerage fee, commissions, finder's fees, or other compensation in connection with this transaction if such claim is based in whole or in part by, through, or on account of, any acts of the indemnifying party or its agents, employees, or representatives and from all losses, liabilities, costs, and expenses in connection with such claim, including without limitation, reasonable attorneys' fees, court costs, and interest. The provisions of this Section 26 shall survive the closing, or the termination of this Agreement prior to the closing.

27. **NOTICES**: All parties agree that except for the notice given pursuant to the last sentence of Paragraph 5B, all notices required to be sent to Seller under this Agreement shall be sent to Listing Firm and all notices to be sent to Buyer shall be sent to Selling Firm.

Initials: Buyer JT / ______ Seller RH / ______

Except as provided below, all notices required to be sent under this Agreement may be sent by facsimile or other electronic means, by hand delivery or by prepaid U.S. Certified Mail, Return Receipt Requested and shall be effective as of the receipt of the notice if by facsimile or upon delivery if done by person, or on the third day following the date of mailing if mailed by Certified Mail, Return Receipt Requested. Notices given pursuant to the Common Interest Community Disclosure Packet Addendum to Purchase Agreement shall be given in accordance with their terms and notices given with respect to disputes concerning disposition of the Deposit shall be given in accordance with VREB regulations. Notices addressed to Selling Firm and Listing Firm shall be sent to the address set forth next to their signature below.

28. DISPUTE RESOLUTION: Buyer and Seller ☒ AGREE / ☐ DO NOT AGREE to mediation (check one).

Prior to initiating any litigation, the parties agree any dispute or claim arising out of, or relating to, this Agreement, the breach of this Agreement or listing and selling services provided in connection with this Agreement, shall be submitted to mediation. Disputes shall include, by way of illustration and not limitation, claims arising from misrepresentations made by the parties to this Agreement in connection with the sale, purchase, financing, condition or other aspects of the Property, including, allegations of concealment, misrepresentation, negligence and/or fraud.

The following matters are excluded from mediation under the preceding paragraph: (a) judicial or non-judicial foreclosure or other action or proceeding to enforce a deed of trust, mortgage, or land contract; (b) an unlawful detainer action; (c) the filing or enforcement of a mechanics lien; (d) any matter which is within the jurisdiction of a probate court; or (e) violation of a state's real estate license laws. The filing of a judicial action to enable the recording of a notice of pending action, or other provisional remedies, shall not constitute a waiver of the right to mediate under this provision nor shall it constitute a breach of the duty to mediate. If the parties cannot reach a mutually agreeable settlement through mediation, they are free to arbitrate or litigate their dispute as if the mediation never took place. The terms and provisions of this Paragraph 28 shall survive Settlement and conveyance of title to the Property for a period of five (5) years from the date of this Agreement pursuant to the terms of § 8.01-246 of the Code of Virginia of 1950, as amended.

29. MISCELLANEOUS: Except as expressly provided in Paragraph 5B with respect to business banking days, the term "day" shall be deemed to mean any day of the week, Monday through Sunday, both inclusive regardless of legal or religious holiday. **The term "business banking day" or "business day" shall mean Monday through Friday, except federal holidays.** "Day" shall mean 12:00 a.m. (midnight) until 11:59 p.m. Eastern Time. Any agreed upon timeframe shall begin at 12:00 a.m. (midnight) after the event triggering the commencement of the timeframe and end at 11:59 p.m. Any changes must be made by written amendment. This Agreement may be executed in any number of counterparts and by facsimile signature or other forms of electronic signature and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed original, but all such counterparts shall constitute but one and the same instrument. The parties further agree that any documents executed as exhibits, addenda, modifications or amendments may similarly be executed in counterpart and that the facsimile or other form of electronic signature counterparts of such documents shall be binding as if signed originals. To the extent any handwritten or typewritten terms in this Agreement conflict with, or are inconsistent with the printed terms of this Agreement, the handwritten or typewritten terms shall control. This Agreement is executed under seal. The terms of this Agreement and the addenda, exhibits, modifications or amendments referenced herein or which reference this Agreement constitute the entire agreement and there are no other agreements between the parties. Seller and Buyer both authorize Listing Firm and/or Selling Firm to disclose financial information related to the sale of the Property, including information related to settlement expenses (but not personal financial information) to the multiple listing service and/or real estate appraisers. The waiver by Seller of any terms, conditions, or provisions of this Agreement shall not be construed as a waiver of any other or subsequent term, condition or provision of this Agreement. If any term, condition, or provision of this Agreement is declared illegal or invalid for any reason by a court of competent jurisdiction, the remaining terms, conditions and provisions of the Agreement shall, nevertheless, remain in full force and effect.

30. OTHER PROVISIONS:

____
____
____
____

OPTIONAL – If both Buyer and Seller initial below, digital signatures are acceptable for use in this transaction.

If both Buyer and Seller do not initial below, digital signatures are not acceptable for us in this transaction. The following language is included for the sole purpose of determining the parties' agreement to accept digital signatures and is not required to be completed if the parties do not agree to accept digital signatures.

EXPRESS AGREEMENT TO CONDUCT TRANSACTION USING DIGITAL SIGNATURES: IN ACCORDANCE WITH THE UNIFORM ELECTRONIC TRANSACTION ACT (§ 59.1-479 ET SEQ. OF THE CODE OF VIRGINIA), BUYER AND SELLER CHOOSE TO ACCEPT DIGITAL SIGNATURES AS ORIGINAL DURING THE COURSE OF THIS TRANSACTION AND UNDERSTAND THAT AGREEING TO ACCEPT DIGITAL SIGNATURES FORM THE OTHER PARTY DOES NOT COMMIT THEM TO USING DIGITAL SIGNATURES EXCLUSIVELY. BY INITIALING BELOW, THE PARTIES AGREE TO USE DIGITAL SIGNATURES.

Buyer: JT / _____ Seller: RH / _____

Initials: Buyer JT / _____ Seller RH / _____

THIS PROPERTY IS OFFERED WITHOUT RESPECT TO RACE, COLOR, RELIGION, SEX, HANDICAP, FAMILIAL STATUS, SOURCE OF FUNDS, SEXUAL ORIENTATION, GENDER IDENTITY, MILITARY STATUS, ELDERLINESS, NATIONAL ORIGIN, OR ANY PROTECTED CLASS UNDER FEDERAL, STATE OR LOCAL LAW.
THIS IS A LEGALLY BINDING AGREEMENT. IF NOT UNDERSTOOD, SEEK LEGAL ADVICE

Trowbridge Realty Corporation DBA Marketplace Homes **Non MLS**
(SELLING FIRM) (Firm ID#)

Jeff Talbert on behalf of Arrived Holdings, Inc. and/or Assigns
(BUYER SIGNATURE) (Date)
By: Jeff Talbert, Authorized Signer Mar 11 2025 16:40 EDT

225270400 ~~XXXXXXXXXXX~~ **TROWBRIDGE REAL**
Selling Firm License Number

By: **RACHEL LOWELL** **NON-MLS**
Print or type Agent's name (REIN ID#)

(BUYER SIGNATURE) (Date)

By: Rachel Lowell Mar 12 2025 13:49 EDT
Agent's Signature (Date)

Title (as needed ex. Executor, Atty in fact)

225270400
Agent's License Number

Selling Firm Address: **1380 E JEFFERSON AVE**
DETROIT **MI** **78207**

Buyer's Address: **1700 West Lake Ave. N**
Suite 200

ATTN.:

Authentisign
NEW CASTLE BUILDING CORPORATION BY: RICHARD HODGE, PRESIDENT 03/12/2025
(SELLER SIGNATURE) (Date)
NEW CASTLE BUILDING CORPORATION BY: RICHARD HODGE, PRESIDENT

The Real Estate Group **9100**
(LISTING FIRM) (FIRM ID#)

0226007470
Listing Firm License Number

By: **Wayne L. Russell** **2108**
Print or type Agent's name (REIN ID#)

(SELLER SIGNATURE) (Date)

Authentisign
By: Wayne L. Russell 03/12/2025
Agent's Signature (Date)

Seller's Address:
2581 LOWER GREENS PLACE
VIRGINIA BEACH **VA** **23456**

0225002977
Agent's License Number

Listing Firm Address:
1112F Eden Way North
Chesapeake **VA** **23320**

Attn.: **WAYNE RUSSELL**

License Number: **2705178711**
Expiration Date: **4/30/2025**
Class: **A**
License Classification: **RBC**